Exhibit 99.1

News Release

MasterCard Incorporated Reports

Third-Quarter 2011 Financial Results

•	Third-quarter net income of $717 million, or $5.63 per diluted share

•	Third-quarter net revenue increase of 27.3%, to $1.8 billion

•	Third-quarter gross dollar volume up 18.1% and purchase volume up 17.2%

Purchase, NY, November 2, 2011 – MasterCard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2011. The company reported net income of $717 million, up 38.4%, and earnings per diluted share of $5.63, up 42.9%, in each case versus the year-ago period.

Net revenue for the third quarter of 2011 was $1.8 billion, a 27.3% increase versus the same period in 2010. On a constant currency basis, net revenue increased 23.8%. Net revenue growth was primarily driven by the impact of the following:

•	An 18.1% increase in gross dollar volume on a local currency basis, to $844 billion;

•	An increase in cross-border volumes of 19.3%; and

•	An increase in processed transactions of 20.5%.

These factors were partially offset by an increase in rebates and incentives primarily due to increased volumes and new and renewed customer agreements.

Worldwide purchase volume during the quarter was up 17.2% on a local currency basis versus the third quarter of 2010, to $628 billion. As of September 30, 2011, the company’s customers had issued 1.7 billion MasterCard and Maestro-branded cards.

“We are pleased with our strong results this quarter, which were driven by several factors including double-digit increases in volumes and processed transactions in most regions across the globe,” said Ajay Banga, MasterCard president and chief executive officer. “Debit portfolio conversions in the U.S. and new transaction processing in Brazil and the Netherlands continue to contribute to this growth.

“Economic indicators across the world remain mixed, with the uncertainties in Europe and the United States weighing on sentiment and dominating headlines. Nonetheless, we continue to focus on displacing cash and winning share across markets. We will be adding to our domestic processing in Italy as we have signed a multi-year agreement with a major bank to convert their debit cards to Maestro-only from a co-brand with a domestic scheme. In the U.S., Huntington Bank recently announced a conversion to MasterCard debit cards and will be implementing our IPS platform. We also continue to work with governments around the world, most recently in India and Mexico, to replace some of their paper-based, manual procurement systems with MasterCard commercial products.”

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Total operating expenses increased 23.1%, to $816 million, during the third quarter of 2011 compared to the same period in 2010. Excluding currency fluctuations, operating expenses were up 20.8%. The increase in total operating expenses was driven by:

•	An increase in general and administrative expenses of 27.3%, or 25.2% on a constant currency basis, primarily due to expenses related to strategic initiatives and the inclusion of acquisitions;

•	An increase in advertising and marketing of 9.8%, or 6.8% on a constant currency basis, driven by sponsorships and promotional initiatives; and

•

An increase in depreciation and amortization of 38.9%, or 37.6% on a constant currency basis, primarily due to the amortization of intangible assets from our recent acquisitions and continued investments in technology.

In the third quarter of 2011, excluding acquisitions, net revenue grew approximately 24% and operating expenses grew approximately 15%.

Operating income increased 30.9%, or 26.3% on a constant currency basis, over the year-ago quarter. Operating margin was 55.1%, up from 53.6% in the third quarter of 2010.

MasterCard reported other income of $28 million in the third quarter of 2011 versus other income of $1 million in the third quarter of 2010. The increase was mainly driven by realized gains on sales of investments, an adjustment to acquisition-related provisions and a decrease in the interest accretion on litigation settlements.

MasterCard’s effective tax rate was 30.5% in the third quarter of 2011, versus a rate of 32.3% in the comparable period in 2010. This decrease was primarily due to a more favorable geographic mix of earnings in the third quarter of 2011.

During the third quarter of 2011, MasterCard repurchased 250,100 shares at a cost of approximately $77 million. Quarter-to-date through October 27, the company repurchased an additional 10,900 shares of class A common stock at a cost of approximately $3 million, with $879 million remaining under the current repurchase program authorization.

Year-to-Date 2011 Results

For the nine months ended September 30, 2011, MasterCard reported net income of $1.9 billion, up 31.9%, and earnings per diluted share of $14.66, up 34.6%, in each case versus the year-ago period.

Net revenue for the nine months ended September 30, 2011 was $5.0 billion, an increase of 21.6% versus the same period in 2010, or 19.0% on a constant currency basis. Cross-border volume

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growth of 19.1%, gross dollar volume growth of 16.0%, transaction processing growth of 16.5% and the net impact of pricing changes of approximately 3 percentage points contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives primarily due to increased volumes and new and renewed customer agreements.

Total operating expenses increased 18.0%, to $2.3 billion, for the nine-month period compared to the same period in 2010. Excluding currency fluctuations, total operating expenses increased 16.0%.

Year-to-date through September 30, 2011, excluding acquisitions, net revenue grew approximately 19% and operating expenses grew approximately 11%.

Operating margin was 54.6% for the nine months ending September 30, 2011, up from 53.2% in the same period last year.

Total other income was $35 million for the nine-month period versus other expense of $8 million for the same period in 2010. The change was mainly driven by realized gains on sales of investments, an adjustment to acquisition-related provisions and a decrease in the interest accretion on litigation settlements.

MasterCard’s effective tax rate was 31.6% in the nine months ended September 30, 2011, versus a rate of 34.2% in the comparable period in 2010. This decrease was primarily due to a more favorable geographic mix of earnings for the nine months ended September 30, 2011, as well as discrete adjustments recognized for the nine months ended September 30, 2010.

Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results.

The dial-in information for this call is 866-202-3109 (within the U.S.) and 617-213-8844 (outside the U.S.) and the passcode is 18636458. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 80200067.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at mastercard.com.

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About MasterCard Incorporated

MasterCard (NYSE: MA) is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Learn more at mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to:

•	The Company’s ability to displace cash and win share across markets; and

•	The ability to add to our domestic processing in Italy as a result of signing a multi-year agreement with a major bank.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2010, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2011, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jennifer Stalzer, jennifer_stalzer@mastercard.com, 914-249-5325

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues, net	$1,818	$1,428	$4,986	$4,101
Operating Expenses
General and administrative	565	444	1,599	1,335
Advertising and marketing	200	182	522	477
Depreciation and amortization	51	36	142	106

Total operating expenses	816	662	2,263	1,918

Operating income	1,002	766	2,723	2,183
Other Income (Expense)
Investment income	17	11	40	34
Interest expense	(6)	(11)	(18)	(43)
Other income (expense), net	17	1	13	1

Total other income (expense)	28	1	35	(8)

Income before income taxes	1,030	767	2,758	2,175
Income tax expense	314	248	872	743

Net income	716	519	1,886	1,432
Loss (income) attributable to non-controlling interests	1	(1)	1	(1)

Net Income Attributable to MasterCard	$717	$518	$1,887	$1,431

Basic Earnings per Share	$5.65	$3.96	$14.71	$10.93

Basic Weighted Average Shares Outstanding	127	131	128	131

Diluted Earnings per Share	$5.63	$3.94	$14.66	$10.89

Diluted Weighted Average Shares Outstanding	127	131	129	131

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MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2011	December 31, 2010
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,753	$3,067
Investment securities available-for-sale, at fair value	639	831
Investment securities held-to-maturity	—	300
Accounts receivable	763	650
Settlement due from customers	522	497
Restricted security deposits held for customers	636	493
Prepaid expenses	280	315
Deferred income taxes	95	216
Other current assets	65	85

Total Current Assets	6,753	6,454
Property, plant and equipment, at cost, net of accumulated depreciation	450	439
Deferred income taxes	23	5
Goodwill	1,032	677
Other intangible assets, net of accumulated amortization	677	530
Auction rate securities available-for-sale, at fair value	78	106
Investment securities held-to-maturity	36	36
Prepaid expenses	366	365
Other assets	259	225

Total Assets	$9,674	$8,837

LIABILITIES AND EQUITY
Accounts payable	$289	$272
Settlement due to customers	571	636
Restricted security deposits held for customers	636	493
Obligations under litigation settlements	6	298
Accrued expenses	1,451	1,315
Other current liabilities	152	129

Total Current Liabilities	3,105	3,143
Deferred income taxes	125	74
Obligations under litigation settlements	—	4
Other liabilities	462	400

Total Liabilities	3,692	3,621
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 131,682,967 and 129,436,818 shares issued and 120,607,197 and 122,696,228 outstanding, respectively	—	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 6,321,440 and 8,202,380 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,489	3,445
Class A treasury stock, at cost, 11,075,770 and 6,740,590 shares, respectively	(2,366)	(1,250)
Retained earnings	4,745	2,915
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	116	105
Defined benefit pension and other postretirement plans, net of tax	(12)	(12)
Investment securities available-for-sale, net of tax	—	2

Total accumulated other comprehensive income	104	95

Total Stockholders’ Equity	5,972	5,205
Non-controlling interests	10	11

Total Equity	5,982	5,216

Total Liabilities and Equity	$9,674	$8,837

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2011	2010
	(in millions)
Operating Activities
Net income	$1,886	$1,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142	106
Share based payments	53	49
Stock units withheld for taxes	(33)	(125)
Tax benefit for share based compensation	(11)	(85)
Accretion of imputed interest on litigation settlements	5	29
Deferred income taxes	136	158
Other	2	9
Changes in operating assets and liabilities:
Accounts receivable	(100)	(53)
Income taxes receivable	—	(16)
Settlement due from customers	(16)	42
Prepaid expenses	39	(46)
Obligations under litigation settlements	(302)	(455)
Accounts payable	(8)	(45)
Settlement due to customers	(84)	(29)
Accrued expenses	163	28
Net change in other assets and liabilities	28	28

Net cash provided by operating activities	1,900	1,027

Investing Activities
Acquisition of business, net of cash acquired	(460)	—
Increase in restricted cash	—	(527)
Purchases of property, plant and equipment	(51)	(37)
Capitalized software	(65)	(68)
Purchases of investment securities available-for-sale	(188)	(118)
Proceeds from sales of investment securities available-for-sale	371	94
Proceeds from maturities of investment securities available-for-sale	36	86
Proceeds from maturities of investment securities held-to-maturity	301	—
Investment in nonmarketable equity investments	(8)	(12)
Other investing activites	9	(1)

Net cash used in investing activities	(55)	(583)

Financing Activities
Purchases of treasury stock	(1,118)	—
Payment of debt	(21)	—
Dividends paid	(58)	(59)
Tax benefit for share based compensation	11	85
Cash proceeds from exercise of stock options	15	10

Net cash (used in) provided by financing activities	(1,171)	36

Effect of exchange rate changes on cash and cash equivalents	12	(56)

Net increase in cash and cash equivalents	686	424
Cash and cash equivalents - beginning of period	3,067	2,055

Cash and cash equivalents - end of period	$3,753	$2,479

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$212	35.0%	25.0%	$144	27.2%	1,483	$67	20.7%	469	295	320	9.6
Canada	31	14.7%	8.0%	28	10.7%	305	3	-13.6%	6	40	48	0.9
Europe	259	25.1%	17.3%	185	13.7%	2,326	73	27.7%	413	216	231	9.3
Latin America	71	30.6%	24.6%	43	29.1%	697	28	18.3%	172	106	130	4.6

Worldwide less United States	573	28.6%	20.4%	401	19.5%	4,810	172	22.4%	1,059	656	729	24.3
United States	271	13.6%	13.6%	227	13.3%	4,037	44	15.1%	276	273	305	8.5

Worldwide	844	23.4%	18.1%	628	17.2%	8,847	215	20.8%	1,335	929	1,034	32.9
MasterCard Credit and Charge Programs
Worldwide less United States	399	25.8%	18.0%	339	19.0%	3,755	60	12.6%	255	462	523
United States	140	7.1%	7.1%	130	6.8%	1,551	10	10.5%	8	147	175

Worldwide	539	20.4%	14.9%	469	15.3%	5,306	70	12.3%	263	609	699
MasterCard Debit Programs
Worldwide less United States	174	35.5%	26.3%	62	22.8%	1,055	112	28.4%	804	194	206
United States	131	21.6%	21.6%	97	23.4%	2,486	34	16.5%	268	126	130

Worldwide	304	29.1%	24.2%	159	23.2%	3,541	146	25.4%	1,072	320	336

	For the 9 Months ended September 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$586	33.0%	23.4%	$397	25.4%	4,173	$189	19.3%	1,319	295	320
Canada	88	14.1%	7.6%	80	9.5%	855	9	-7.2%	16	40	48
Europe	722	23.8%	16.6%	524	13.6%	6,568	198	25.4%	1,144	216	231
Latin America	202	30.9%	23.2%	119	27.6%	1,965	83	17.4%	505	106	130

Worldwide less United States	1,598	27.3%	19.3%	1,119	18.6%	13,561	479	20.8%	2,984	656	729
United States	787	9.8%	9.8%	662	10.7%	11,670	125	5.3%	800	273	305

Worldwide	2,385	20.9%	16.0%	1,781	15.5%	25,231	604	17.2%	3,784	929	1,034
MasterCard Credit and Charge Programs
Worldwide less United States	1,115	23.6%	15.8%	949	17.3%	10,639	166	7.7%	715	462	523
United States	400	5.8%	5.8%	374	6.0%	4,444	26	3.5%	23	147	175

Worldwide	1,515	18.3%	13.0%	1,323	13.9%	15,083	192	7.1%	738	609	699
MasterCard Debit Programs
Worldwide less United States	483	36.9%	28.1%	170	26.2%	2,922	313	29.2%	2,268	194	206
United States	387	14.3%	14.3%	288	17.6%	7,226	99	5.8%	777	126	130

Worldwide	870	25.8%	21.6%	458	20.6%	10,148	411	22.7%	3,046	320	336

	For the 3 Months ended September 30, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$157	22.5%	16.4%	$104	15.0%	1,239	$53	19.2%	388	265	289
Canada	27	10.1%	4.3%	24	5.2%	279	3	-2.9%	5	38	46
Europe	207	6.2%	13.9%	154	13.2%	2,041	53	15.9%	333	191	205
Latin America	54	19.5%	17.1%	31	22.4%	566	23	10.7%	160	103	126

Worldwide less United States	445	13.3%	14.5%	313	14.0%	4,124	132	15.7%	886	597	665
United States	238	-2.2%	-2.2%	200	-0.9%	3,549	38	-8.6%	246	258	289

Worldwide	684	7.4%	8.1%	514	7.7%	7,673	170	9.2%	1,132	855	954
MasterCard Credit and Charge Programs
Worldwide less United States	317	8.5%	9.5%	267	11.6%	3,281	50	-0.6%	235	445	504
United States	131	-0.9%	-0.9%	122	0.4%	1,498	9	-16.2%	8	144	172

Worldwide	448	5.6%	6.2%	389	7.9%	4,780	59	-3.4%	243	588	675
MasterCard Debit Programs
Worldwide less United States	128	27.3%	29.1%	46	30.2%	843	82	28.5%	651	152	162
United States	108	-3.7%	-3.7%	79	-2.9%	2,051	29	-6.0%	238	114	117

Worldwide	236	11.0%	11.7%	125	7.1%	2,894	111	17.3%	889	266	279

	For the 9 Months ended September 30, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$440	27.9%	18.6%	$291	16.1%	3,525	$150	23.7%	1,096	265	289
Canada	77	16.1%	3.2%	69	4.8%	787	9	-8.1%	15	38	46
Europe	583	11.7%	13.3%	436	13.3%	5,735	148	13.3%	932	191	205
Latin America	154	23.5%	16.3%	87	21.3%	1,581	67	10.4%	469	103	126

Worldwide less United States	1,255	18.7%	14.8%	882	14.2%	11,628	373	16.0%	2,512	597	665
United States	716	-1.2%	-1.2%	598	0.3%	10,542	118	-7.8%	759	258	289

Worldwide	1,972	10.6%	8.4%	1,480	8.1%	22,170	492	9.2%	3,271	855	954
MasterCard Credit and Charge Programs
Worldwide less United States	902	13.5%	9.5%	758	11.9%	9,355	145	-1.6%	690	445	504
United States	378	-3.3%	-3.3%	353	-0.5%	4,306	25	-30.9%	22	144	172

Worldwide	1,280	8.0%	5.3%	1,110	7.6%	13,661	170	-7.5%	712	588	675
MasterCard Debit Programs
Worldwide less United States	353	34.3%	31.0%	124	31.1%	2,273	228	30.9%	1,822	152	162
United States	338	1.3%	1.3%	245	1.3%	6,236	93	1.4%	737	114	117

Worldwide	691	15.9%	14.6%	370	9.7%	8,509	322	20.8%	2,559	266	279

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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